Exhibit 99.1
[Servotronics, Inc. Letterhead]

1110 Maple Street ♦ P.O. Box 300 ♦ Elma, New York 14059-0300 ♦ 716-655-5990 ♦ FAX 716-655-6012

March 20, 2015	SERVOTRONICS, INC. ANNOUNCES
OPERATING RESULTS AND ACHIEVMENTS

•	Revenue increased 4.4% for the twelve months ended December 31, 2014 versus 2013
•	Consumer Products Group (CPG) launched a major expansion project and expects a Certificate of Occupancy for new facility by the end of Q1 2015
•	Announced expanded hiring initiative at the Advanced Technology Group (ATG)

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) a designer and manufacturer of servo-control components and other motion control products announced today the results of its operations for the year ended December 31, 2014. Revenues for the year ended December 31, 2014 increased 4.4% to $31,646,000 compared to $30,310,000 for the same period of 2013. This includes a 12.7% increase in revenues at the Advanced Technology Group (ATG). Net loss for the year ended December 31, 2014 was $3,126,000 (or ($1.38) per share), primarily due to a one-time charge relating to an arbitration award, compared to net income of $975,000 (or $0.43 per share) in the same period of 2013.

On February 20, 2015, the Company entered into an agreement with its insurance carrier pursuant to which the Company received $4,500,000 from the carrier related to the Company's claim for insurance for damages the Company suffered in connection with the above mentioned arbitration award. The Company will record the benefit from this agreement during the first quarter of 2015. The insurance proceeds were used to pay the majority of the arbitration award that was finalized on February 23, 2015, with the remainder being paid by the Company using cash on hand.

As previously disclosed, the Company has commenced a multi-year investment plan designed to consolidate and enhance operations of the CPG. The five year plan includes the construction of an approximate 28,000 square foot addition, capital improvements to the existing plant, the reconfiguration of its production process within the expanded facility, and the addition of new equipment. The Company broke ground in the second quarter of 2014 and has entered into contracts for site work and equipment purchases in connection with the project. The cost of the project is approximately $4,000,000 over a five year period of which $2,667,000 was completed as of December 31, 2014. The Company expects a Certificate of Occupancy from the Town of Franklinville, NY to begin operations in the new manufacturing facility by the end of the first quarter of 2015.

“As part of our long term commitment to our Customers and Shareholders, we are reengineering operations through investments in our workforce, physical plants, and equipment in an effort to improve the Company's ability to capture new business,” observed Kenneth Trbovich, President of Servotronics. “In 2014 the Advanced Technology Group continued to lead sales growth while we experienced expected decreases in revenue and production at the Consumer Products Group during the transition into the expanded facility.”

The Company continues to pursue growth opportunities at both the ATG and CPG. Due to a sustained increase in customer demand and in an effort to deliver new capabilities for the ATG’s servo valve and motion control products, the Company continues to recruit skilled and entry-level employees for its machinist, assembly and test, and inspection positions at its recently expanded ATG facility in Elma, New York. This hiring initiative has systematically increased the Company's workforce by 10% during the past six months with an additional 10% growth targeted for 2015.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT